Exhibit 10.1

PROMISSORY NOTE

FACE AMOUNT PRICE INTEREST RATE NOTE NUMBER MATURITY DATE	$20,000.00 $20,000.00 12% per annum May 29, 2009 July 29, 2009

For value received, EGPI Firecreek, a Nevada corporation, and all of its subsidiaries (the “Company”) (OTC BB: EFIR) hereby promises to pay to the order of Thomas Richards, his heirs or successors, (collectively the “Holder”) by the Maturity Date, or earlier, the full Face Amount of Twenty Thousand and 00/100 dollars ($20,000.00) U.S., (this “Note”) in such amounts, at such times and on such terms and conditions as are specified herein (sometimes hereafter the Company and the Holder are referred to collectively as “the Parties”.)

Article 1    Method of payment/interest

Section 1.1                      Payments made to the Holder by the Company in satisfaction of the Note (referred to as a “Payment”) shall be made to the Holder in the amount specified in Section 1.2 below (the “Payment Amount”) until the Face Amount is paid in full.  The First Payment will be due on June 29, 2009 and each subsequent Payment will be made on the 29th day of each month thereafter (“Payment Date” or “Payments Dates”) until this Note is paid in full.  Notwithstanding any provision to the contrary in this Note, the Company may pay in full to the Holder the Face Amount, or any balance remaining thereon, in readily available funds at any time prior to the Maturity Date and from time to time prior to the Maturity Date without penalty.

Section 1.2                      The Company shall pay interest (“Interest”) at the rate of twelve percent (12%) per annum, compounded monthly, on the unpaid Face Amount of this Note at such times and in such amounts as outlined in this Article 1.  The Company shall make mandatory monthly payments of interest (the “Interest Payments”), in an amount equal to the interest accrued on the principal balance of the Note from the last Payment until such time as the current Interest Payment is due and payable.

Article 2    Net proceeds delivered to the Company under this Note shall be Nineteen Thousand, Five Hundred dollars ($19,500.00) and the Five Hundred dollars ($500) now due the Holder from the Company shall be deemed by the Holder to be fully paid.

Article 3    As extra consideration for the making of this Note, the Company shall (i) pay Holder a fee of $2,000 at the Maturity Date of this Note for the making of this Note, (ii) the Company shall provide and bear the cost of any opinion letter required to remove any restrictions when permitted by regulation on any Company shares now held by the Holder, (iii) the Company shall prepare and bear the cost of any filings or reporting’s that may be required of Holder and shall be responsible for any costs of the Holder incurred in the enforcement of this Note.

Article 4    Should there be any changes in the Company or its subsidiaries including but not limited to financing or other contractual agreements of any sort, or other obligations incurred, or existing contracts lost affecting revenues, that in the sole judgment of the Holder, would adversely affect the Company or its subsidiaries, the Holder may at Holder’s sole discretion accelerate the Maturity Date and call the Note fully due and payable upon 5 days written notice.

Article 5    Unpaid Amounts

Section 5.1                      In the event that on the Maturity Date or sooner if due, the Company has any remaining amounts unpaid on this Note (the “Residual Amount”), the Holder can exercise its right to increase the Face Amount by ten percent (10%) as an initial penalty and an additional two and one-half percent (2.5%) per week until paid, compounded weekly, as liquidated damages (“Liquidated Damages”).  The Parties acknowledge that Liquidated Damages are not interest and should not constitute a penalty.

Article 6    Defaults and Remedies

Section 6.1                      Events of Default.  An “Event of Default” occurs if any of the following occur.

(a)        The Company does not make a Payment within three (3) calendar days of (i) a Payment date; or, (ii) any amounts on the Note exist on the Maturity Date; or (iii) when otherwise due; or
(b)        The Company, pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined):  (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a Custodian (as hereinafter defined) of the Company or for its property; (iv) makes an assignment for the benefit of its creditors; or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:  (A) is for relief against the Company in an involuntary case; (B) appoints a Custodian of the Company or for its property; or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for thirty (30) calendar days; or

(c)     The Company’s $0.001 par value common stock (the "Common Stock") is suspended or is no longer listed on any recognized exchange, including an electronic over-the-counter bulletin board, for in excess of ten (10) consecutive trading days; or
(d)     Any of the Company’s representations or warranties contained in this Agreement were false when made; or,
    (e)     The Company breaches this Agreement, and such breach, if and only if such breach is subject to cure, continues for a period of five (5) business days.

As used in this Section 6.1, the term “Bankruptcy Law” means Title 11 of the United States Code or any similar federal or state law for the relief of debtors.  The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

Section 6.2        Remedies. For each and every Event of Default, as outlined in this Agreement, the Holder can exercise its right to increase the Face Amount of the Note by ten percent (10%) as an initial penalty.  In addition, the Holder may elect to increase the Face Amount of the Note by two and one-half percent (2.5%) each week as Liquidated Damages, compounded weekly.  The Parties acknowledge that Liquidated Damages are not interest under the terms of this Agreement, and shall not constitute a penalty.  In addition the Interest rate on all outstanding amounts due shall increase to eighteen percent (18%) annually, compounded monthly.

Section 6.3         In the event of a Default hereunder, the Company and all of its subsidiaries does hereby assign all revenues received by the Company and/or any of its subsidiaries to Holder beginning on the date of default and continuing forward until all amounts due Holder under this Note are paid in full.   Such revenues shall be remitted to Holder within two (2) days of receipt by the Company or its subsidiaries.

Section 6.4         Acceleration.   If an Event of Default occurs, the Holder by notice to the Company may declare the remaining principal amount of this Note, together with all accrued interest and any liquidated damages, to be immediately due and payable in full.

Article 7    Security

Section 7.1         All obligations of the Company under this Note shall be further secured by all of the assets of the Company and its subsidiaries both tangible and intangible until all the obligations of the Company under this Note have been paid and met in full.  This shall include but not be limited to current and future contracts and any revenues derived therefrom.   The obligations of the Company to the Holder under this Note shall be and remain superior to any other obligations not previously secured as of the date of this Note and superior to any future obligations the Company may incur unless otherwise consented to by Holder.

Article 8    Use of Proceeds

Section 8.1         The proceeds to the Company from the making of this Note shall be used to pay down the now outstanding Note to Dutchess Private Equities Fund, LTD, (“Dutchess”) in an amount estimated to be $15,000 and to thereby gain a 90 day extension of the current Dutchess note from the Company, and to address the outstanding balances with the Company’s transfer agent and Vintage so as to keep those services available to the Company.

Article 9    Notice.

Section 9.1            Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Note must be in writing and will be deemed to have been delivered (i) upon delivery, when delivered personally; (ii) upon receipt, when sent by facsimile (provided a confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) day after deposit with a nationally recognized overnight delivery service, so long as it is properly addressed.  The addresses and facsimile numbers for such communications shall be:

If to the Company:

Attn: Dennis Alexander
EGPI Firecreek, Inc.
6564 Smoke Tree Lane
Scottsdale, Arizona 85253
Telephone: (480) 948-6581
Fax: (480) 443-1430
E-mail:  energyproducers@aol.com

If to the Holder:

Thomas Richards
2454 E. Huber St.
Mesa, AZ 85213
Telephone: (480) 461-3592
E-mail:  TR5623@aol.com

Section 9.2             The Parties are required to provide each other with five (5) business days prior notice to the other party of any change in address, phone number or facsimile number or E-mail address.

Article 10    Time

Where this Note authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a holiday on which the United States Stock Markets (“US Markets”) are closed (“Holiday”), such payment shall be made or condition or obligation performed on the last business day preceding such Saturday, Sunday or Holiday.  A “business day” shall mean a day on which the US Markets are open for a full day or half day of trading.

Article 11    Assignability

            This Note and the obligations hereunder may not be assigned including to any subsidiaries of the Company without the written permission of the Holder.

Article 12    Rules of Construction.

In this Note, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the tense so indicates, words of the neuter gender may refer to any gender.  The numbers and titles of sections contained in the Note are inserted for convenience of reference only, and they neither form a part of this Note nor are they to be used in the construction or interpretation hereof.  Any ambiguities that may arise or be asserted to exist in this Note shall be judged in favor of the Holder and this Note shall be construed as if written by the Company.  Wherever, in this Note, a determination of the Company is required or allowed, such determination shall be made by a majority of the Board of Directors of the Company and, if it is made in good faith, it shall be conclusive and binding upon the Company.

Article 13    Governing Law

The validity, terms, performance and enforcement of this Note shall be governed and construed by the provisions hereof and in accordance with the laws of the State of Arizona applicable to agreements that are negotiated, executed, delivered and performed solely in the State of Arizona.

Article 14    Disputes Subject to Arbitration

The parties to this Note will submit all disputes arising under it to arbitration in Phoenix, Arizona before a single arbitrator of the American Arbitration Association (“AAA”).  The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the parties, except that such arbitrator shall be an attorney admitted to practice law in the State of Arizona.  No party to this agreement will challenge the jurisdiction or venue provisions as provided in this section.  Further, should any dispute be submitted to arbitration under this paragraph, or otherwise contested or enforcement sought in any court of law, the Company shall pay all costs of the Holder as they are incurred or become due.  Nothing in this section shall limit the Holder's right to obtain an injunction for a breach of this Agreement from a court of law.

Article 15    Conditions to Closing

The Company warrants to Holder that the assets, contracts, and projected revenues represented to the Company by M3 and its representatives during the merger of and with M3 are true and accurate.

Article 16    Indemnification

In consideration of the Holder's execution and delivery of this Agreement and the acquisition and funding by the Holder of this Note and in addition to all of the Company's other obligations under the documents contemplated hereby, the Company shall defend, protect, indemnify and hold harmless the Holder, his spouse and all of his heirs and/or successors, counsel, and direct or indirect investors and any of the foregoing person's agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnities") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including, without limitation, reasonable attorneys' fees and disbursements (the “Indemnified Liabilities"), incurred by any Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Company in the Note, or any other certificate, instrument or document contemplated hereby or thereby (ii) any breach of any covenant, agreement or obligation of the Company contained in the Note or any other certificate, instrument or document contemplated hereby or thereby, except insofar as any such misrepresentation, breach or any untrue statement, alleged untrue statement, omission or alleged omission is made in reliance upon and in conformity with written information furnished to the Company by, or on behalf of, the Holder or is based on illegal trading of the Common Stock by the Holder. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. The indemnity provisions contained herein shall be in addition to any cause of action or similar rights the Holder may have, and any liabilities the Holder may be subject to.

Article 18    Waiver

The Holder's delay or failure at any time or times hereafter to require strict performance by Company of any obligations, undertakings, agreements or covenants shall not waive, affect, or diminish any right of the Holder under this Note to demand strict compliance and performance herewith. Any waiver by the Holder of any Event of Default shall not waive or affect any other Event of Default, whether such Event of Default is prior or subsequent thereto and whether of the same or a different type. None of the undertakings, agreements and covenants of the Company contained in this Note, and no Event of Default, shall be deemed to have been waived by the Holder, nor may this Note be amended, changed or modified, unless such waiver, amendment, change or modification is evidenced by a separate instrument in writing specifying such waiver, amendment, change or modification and signed by the Holder.

Article 19    Miscellaneous

Section 19.1          This Note may be executed in two or more counterparts, all of which taken together shall constitute one instrument.  Execution and delivery of this Note by exchange of facsimile copies bearing the facsimile signature of a party shall constitute a valid and binding execution and delivery of this Note by such party.  Such facsimile copies shall constitute enforceable original documents.

Section 19.2          The Company warrants that the execution, delivery and performance of this Note by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) result in a violation of the Articles of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Company or the By-laws or (ii) conflict with, or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, contract, indenture mortgage, indebtedness or instrument to which the Company or any of its Subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree, including United States federal and state securities laws and regulations and the rules and regulations of the principal securities exchange or trading market on which the Common Stock is traded or listed (the “Principal Market”), applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. Neither the Company nor its Subsidiaries is in violation of any term of, or in default under, the Articles of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Company or the By-laws or their organizational charter or by-laws, respectively, or any contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its Subsidiaries, except for possible conflicts, defaults, terminations, amendments, accelerations, cancellations and violations that would not individually or in the aggregate have a Material Adverse Effect as defined below. The business of the Company and its Subsidiaries is not being conducted, and shall not be conducted, in violation of any law, statute, ordinance, rule, order or regulation of any governmental authority or agency, regulatory or self-regulatory agency, or court, except for possible violations the sanctions for which either individually or in the aggregate would not have a Material Adverse Effect.  The Company is not required to obtain any consent, authorization, permit or order of, or make any filing or registration with, any court, governmental authority or agency, regulatory or self-regulatory agency or other third party in order for it to execute, deliver or perform any of its obligations under, or contemplated by, this Note in accordance with the terms hereof or thereof. All consents, authorizations, permits, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof and are in full force and effect as of the date hereof. The Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing.

Section 19.3          The Company and its “Subsidiaries” (which for purposes of this Note means any entity in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest) are corporations duly organized and validly existing in good standing under the laws of the respective jurisdictions of their incorporation, and have the requisite corporate power and authorization to own their properties and to carry on their business as now being conducted. Both the Company and its Subsidiaries are duly qualified to do business and are in good standing in every jurisdiction in which their ownership of property or the nature of the business conducted by them makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Note, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations, financial condition or prospects of the Company and its Subsidiaries, if any, taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform its obligations under the Note.

Section 19.4          Authorization; Enforcement; Compliance with Other Instruments.  (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Note, and no further consent or authorization is required by the Company, its Board of Directors, or its shareholders, (iii) this Note has been duly and validly executed and delivered by the Company, and (iv) the Note constitutes the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.

Section 19.5          There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants, auditors and lawyers formerly or presently used by the Company, including but not limited to disputes or conflicts over payment owed to such accountants, auditors or lawyers.

Section 19.6          All representations made by or relating to the Company of a historical nature and all undertakings described herein shall relate and refer to the Company, its predecessors, and the Subsidiaries.

Section 19.7          The Company acknowledges that its failure to timely meet any of its obligations hereunder, including, but without limitation, its obligations to make Payments will cause the Holder to suffer irreparable harm and that the actual damage to the Holder will be difficult to ascertain.  Accordingly, the parties agree that it is appropriate to include in this Note a provision for liquidated damages.  The parties acknowledge and agree that the liquidated damages provision set forth in this section represents the parties’ good faith effort to quantify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable and do not constitute a penalty.  The payment of liquidated damages shall not relieve the Company from its obligations under this Note.

Section 19.8           In the event that any rules, regulations, interpretations or comments from the SEC or other governing body, hinder any operation of this Agreement, the Parties hereby agree that those specific terms and conditions shall be negotiated on similar terms within five (5) business days, and shall not alter, diminish or affect any other rights, duties or covenants in this Note and that all terms and conditions will remain in full force and effect except as is necessary to make those specific terms and conditions comply with applicable rule, regulation, interpretation or Comment.  Failure for the Company to agree to such new terms, shall constitute and Event of Default herein, as outlined in Article 4, and the Holder may elect to take actions as outlined in the Note.

Section 19.9         Any misrepresentations including those made to the Company by M3 or its affiliates during the combining of the two companies be it deemed an acquisition, merger, reverse triangular merger or by any other mechanism shall be considered a breach of contract and an Event of Default under this Agreement and the Holder may seek to take actions as described above in this Agreement.

Section 19.10        Until the obligations of the Company to the Holder under this Note are fully paid and met, the Company shall immediately inform the Holder of any changes, whether real or threatened, that could adversely affect the Company

IN WITNESS WHEREOF, the Company has duly executed this Note as of the date first written above.

EGPI FIRECREEK, INC.		Thomas Richards, an individual person.

By:	/s/ Dennis R. Alexander	By:	/s/ Thomas Richards
Name:	Dennis R. Alexander		Thomas Richards
Title:	Chief Executive Officer